Exhibit 99.1
Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045
News Release

FOR IMMEDIATE RELEASE	April 29, 2009
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Web site address: www.wintrust.com
WINTRUST FINANCIAL CORPORATION REPORTS
FIRST QUARTER 2009 RESULTS
     LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced quarterly net income of $6.4 million, or $0.06 per diluted share, for the period ended March 31, 2009, an increase of $0.04 per diluted share, compared to $2.0 million of net income, or $0.02 per diluted share, recorded in the fourth quarter of 2008. Compared to the first quarter of 2008, earnings per diluted share decreased $0.34, on a $3.3 million decrease in net income. Contributing to the decrease in earnings per diluted share in the first quarter of 2009 compared to the first quarter of 2008 were preferred share dividends, reducing net income available to common shareholders by $5.0 million.
     Edward J. Wehmer, President and Chief Executive Officer, commented, “We are pleased to report net income of $6.4 million in the first quarter of 2009. Despite extremely volatile economic conditions throughout the first quarter, our banks reported increasing new loan volumes and deposit generation. Given the nature of competitive conditions, reasonable pricing metrics are returning to the marketplace.”
     Mr. Wehmer noted, “We recorded $10.0 million of net loan charge-offs and $14.5 million in provision for credit losses in the first quarter. Both of these are essentially the same as the amounts recorded in the previous quarter. Non-performing loans increased in the first quarter as weak economic conditions persist. Distressed real estate valuations due to lack of sales activity, large property inventories, decreasing numbers of potential buyers and other factors continue to restrict the flow of these properties. We remain focused on resolving existing problem credits and are working to identify potential problem credits.”
     Mr. Wehmer added, “Throughout the first quarter we generated solid earning asset growth, lower priced retail core deposits and improvements in loan pricing spreads on new volumes. Record residential mortgage originations in excess of $1.2 billion, primarily loan refinancing, were recorded in the first quarter by our mortgage banking operations. This is nearly a five-fold increase over the fourth quarter of 2008. In the first quarter, more than $2.7 billion of credit was extended to new and existing borrowers subsequent to the U.S. Treasury Department’s capital investment as part of the Capital Purchase Program. Our successful community banking model continues to be a competitive advantage in these tough economic times as our banks are predominantly funded by a stable base of retail deposits rather than by volatile wholesale funding vehicles. During the first quarter, outstanding balances in our MaxSafe® suite of products, which offer 15 times the level of FDIC insurance a customer can achieve at a single charter bank, increased another $160 million to $534 million. This product continues to be an effectively priced deposit generation tool and is well received in the marketplace.”
     Mr. Wehmer summarized, “The challenges faced by the banking industry in the first quarter most likely will continue throughout 2009. We have been preparing for this for some time and believe we are in a position to take advantage due to our unique community bank model. The Company has the capital available to meet lending demands and to work through each problem credit, as well as diversified retail deposit funding sources to support the quality asset growth.”
     Total assets of $10.8 billion at March 31, 2009 increased $161 million from December 31, 2008 and $1.1 billion from March 31, 2008. Total deposits as of March 31, 2009 were $8.6 billion, an increase of $249 million from December 31, 2008 and $1.1 billion from March 31, 2008.
     Total loans grew to $7.8 billion as of March 31, 2009, an increase of $220 million, or 12% on an annualized basis, over the $7.6 billion balance as of December 31, 2008 and an increase of $967 million, or 14%, over March 31, 2008. The Company’s loan portfolio includes a wide variety of loan types, of which approximately 9% are commercial real estate construction and land development related and 5% are residential real estate construction and land development related. These projects are being carefully monitored on an individual credit basis at each bank.
     Total shareholders’ equity is $1.1 billion, or a book value of $32.64 per common share, at March 31, 2009, compared to $1.1 billion, or a book value of $33.03 per common share, at December 31, 2008 and $753 million, or a book value of $31.97 per common share, at March 31, 2008.

     Wintrust’s key operating measures and growth rates for the first quarter of 2009 as compared to the sequential and linked quarters are shown in the table below:

				% or		% or
				basis point (bp)		basis point (bp)
				Change		Change
	Three Months Ended			From		From
	March 31,	December 31,	March 31,	4th Quarter		1st Quarter
($ in thousands, except per share data)	2009	2008	2008	2008 (4)		2008
Net income	$6,358	$1,955	$9,705		225%		(34)%
Net income per common share — diluted	$0.06	$0.02	$0.40		200%		(85)%
Net revenue (1)	$101,209	$82,117	$86,314		23%		17%
Net interest income	$64,782	$62,745	$61,742		3%		5%
Net interest margin (2)	2.71%	2.78%	2.98%	(7	)bp	(27	)bp
Net overhead ratio (3)	1.53%	1.80%	1.64%	(27	)bp	(11	)bp
Return on average assets	0.24%	0.08%	0.42	16	bp	(18	)bp
Return on average common equity	0.71%	0.22%	5.25	49	bp	(454	)bp

At end of period
Total assets	$10,818,941	$10,658,326	$9,732,466		6%		11%
Total loans	$7,841,447	$7,621,069	$6,874,916		12%		14%
Total deposits	$8,625,977	$8,376,750	$7,483,582		12%		15%
Total equity	$1,063,227	$1,066,572	$753,293		(1)%		41%

(1)	Net revenue is net interest income plus non-interest income.

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	Period-end balance sheet percentage changes are annualized.
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, balance sheet growth rates are most often expressed in terms of an annual rate like 20%. As such, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s web site at www.wintrust.com by choosing “Financial Reports” and then choosing “Supplemental Financial Info.”
Impacting Comparative Financial Results: Acquisitions, Stock Offerings/Regulatory Capital and New Location
Acquisitions
     On December 23, 2008, the Company announced the acquisition by Wintrust Mortgage Corporation of certain assets and the assumption of certain liabilities of the mortgage banking business of Professional Mortgage Partners (“PMP”) of Downers Grove, Illinois. PMP was founded in 1999 and had approximately $1.6 billion in annual mortgage originations in 2008. The terms of the cash transaction were not disclosed, however, a significant portion of the net purchase price for the PMP assets is conditioned upon certain future profitability measures. The impact related to the PMP transaction is included in Wintrust’s consolidated financial results only since the effective date of acquisition.
     Subsequent to quarter-end, Wayne Hummer Asset Management Company completed its previously announced agreement to purchase certain assets and assume certain liabilities of Advanced Investment Partners, LLC (“AIP”). AIP is an investment management firm specializing in the active management of domestic equity investment strategies. The terms of the transaction were not disclosed.
Stock Offerings/Regulatory Capital
     The Company announced on December 19, 2008 that it had received the proceeds from the $250 million investment in Wintrust by the U.S. Treasury Department. The investment was made as part of the U.S. Treasury Department’s Capital Purchase Program, which is designed to infuse capital into the nation’s healthy banks in order to expand the flow of credit to U.S. consumers and businesses on competitive terms to promote the sustained growth and vitality of the U.S. economy.
     The investment by the U.S. Treasury Department was comprised of $250 million in preferred shares, with a warrant to purchase 1,643,295 shares of Wintrust common stock at a per share exercise price of $22.82 and a term of 10 years. If declared, dividends on the senior preferred stock are payable quarterly in arrears at a rate of 5% annually for the first five years and 9% thereafter. This investment can, with the approval of the Federal Reserve, be redeemed. The Company filed a shelf registration statement to fulfill the requirement of the Capital Purchase Program that the U.S. Department of Treasury be able to publicly sell the preferred shares and warrant it purchased from Wintrust.
     On August 26, 2008, the Company sold $50 million ($49.4 million net of issuance costs) of non-cumulative perpetual convertible preferred stock in a private transaction. If declared, dividends on the preferred stock are payable quarterly in arrears at a rate of 8.00% per annum. The shares are convertible into common stock at the option of the holder at a price per share of $27.38. On and after August 26, 2010, the preferred stock will be subject to mandatory conversion into common stock under certain circumstances.
De Novo Banking Location Activity
     In the second quarter of 2008, Wintrust opened a banking location in Vernon Hills, Illinois (Libertyville Bank & Trust Company).

Financial Performance Overview
     For the first quarter of 2009, net interest income totaled $64.8 million, an increase of $3.0 million as compared to the first quarter of 2008 and an increase of $2.0 million as compared to the fourth quarter of 2008. Average earning assets for the first quarter of 2009 increased by $1.4 billion compared to the first quarter of 2008. Earning asset growth over the past 12 months was primarily a result of the $912 million increase in average loans and $448 million increase in liquidity management assets. The average earning asset growth of $1.4 billion over the past 12 months was funded by a $780 million increase in the average balances of Savings, NOW, MMA and Wealth Management deposits, an increase in the average balance of net free funds of $382 million, an increase in the average balance of brokered certificates of deposit of $114 million, an increase in the average balance of retail certificates of deposit of $106 million and a decrease in the average balance of wholesale borrowings (primarily notes payable) of $26 million. At March 31, 2009, $534 million of retail deposits were held in the Company’s MaxSafe® suite of products (certificates of deposit, MMA and NOW). MaxSafe® is an innovative investment alternative that provides up to 15 times the FDIC insurance security of a traditional banking deposit or a total of $3.75 million for interest-bearing accounts, by capitalizing on the Company’s multiple chartered subsidiaries and depositing a customer’s funds across all 15 of the Company’s community banks.
     The net interest margin for the first quarter of 2009 was 2.71%, compared to 2.98% in the first quarter of 2008 and 2.78% in the fourth quarter of 2008. The decrease in the net interest margin in the first quarter of 2009 when compared to the first quarter of 2008 is directly attributable to two factors: first, interest rate compression as the rates on certain variable rate retail deposit products were unable to decline at the same magnitude as variable rate earning assets and, second, the negative impact of an increased balance of nonaccrual loans. In the first quarter of 2009, higher than acceptable security pricing limited revenue from the Company’s covered call strategy. Historically, compression in the net interest margin was effectively offset, as has consistently been the case, by the Company’s covered call strategy. An illustration of the past effectiveness of this strategy is shown in the Supplemental Financial Information section (see page titled “Net Interest Margin (Including Call Option Income).”)
     In the first quarter of 2009, the yield on loans decreased 27 basis points and the rate on interest-bearing deposits decreased 37 basis points compared to the fourth quarter of 2008. Management believes opportunities during 2009 for increasing credit spreads in the loan portfolio and repricing of maturities of retail certificates of deposits should help offset the effects of any continued interest rate spread compression on variable rate retail deposits and the unprecedented competitive retail deposit pricing given the current economic conditions that have hindered net interest margin expansion.
     Non-interest income totaled $36.4 million in the first quarter of 2009, increasing $11.9 million, or 48%, compared to the first quarter of 2008 and increasing $17.1 million, or 357% on an annualized basis, compared to the fourth quarter of 2008. The increase, in comparison to both prior periods, was primarily attributable to increases in mortgage banking revenue. Mortgage banking revenue increased $10.1 million when compared to the first quarter of 2008 and $13.1 million when compared to the fourth quarter of 2008. This was primarily attributable to a significant increase in mortgage loans originated and sold to the secondary market. Mortgages originated and sold totaled over $1.2 billion in the first quarter of 2009 compared to $263 million in the fourth quarter of 2008 and $463 million in the first quarter of 2008. In the first quarter of 2009, Wintrust recognized $2.1 million of other-than-temporary impairment (“OTTI”) charges on certain corporate debt investment securities compared to OTTI charges of $3.9 million in the fourth quarter of 2008 and $1.9 million in the first quarter of 2008. During the first quarter of 2009, the Company recognized an increase of $8.8 million in trading income, primarily resulting from the increase in market value of certain securities held as trading assets. Offsetting the increase in trading income was a decrease of $5.4 million on fees from covered call options compared to the fourth quarter of 2008.
     Non-interest expense totaled $77.0 million in the first quarter of 2009, increasing $14.1 million, or 22%, compared to the first quarter of 2008 and $12.0 million, or 75% on an annualized basis, compared to the fourth quarter of 2008. The increase compared to the fourth quarter of 2008 was attributable to a $9.2 million increase in salaries and employee benefits, increases in the FDIC deposit insurance rates adding $1.3 million of additional expense and an increase of $1.7 million in expenses related to OREO. The $9.2 million in salaries and employee benefits is attributable to an increase in variable pay (commissions) of $5.2 million primarily as a result of the higher mortgage loan origination volumes, $2.0 million of increased base salary and employee benefits as a result of the PMP acquisition, $1.7 million from the seasonal impact of payroll taxes and $0.3 million of other base pay and employee benefits increases.

     Non-performing loans totaled $175.9 million, or 2.24% of total loans, at March 31, 2009, compared to $136.1 million, or 1.79% of total loans, at December 31, 2008 and $86.5 million, or 1.26% of total loans, at March 31, 2008. OREO of $41.5 million at March 31, 2009 increased $8.9 million compared to December 31, 2008 and $36.6 million compared to March 31, 2008. During the first quarter of 2009, 10 individual properties, representing 6 lending relationships, were acquired by the Company via foreclosure or deed in lieu of foreclosure. The fair value of these properties totaled $21.5 million. Changes in fair value of properties held and properties sold reduced the OREO balance by $12.6 million during the first quarter of 2009.
     The $151.3 million of non-performing loans as of March 31, 2009 classified as residential real estate and home equity, commercial, consumer, and other consumer consists of $52.3 million of residential real estate construction and land development related loans, $51.5 million of commercial real estate construction and land development related loans, $23.9 million of residential real estate and home equity related loans, $15.1 million of commercial real estate related loans, $6.5 million of commercial related loans, and $2.0 million of consumer related loans. Sixteen of these relationships exceed $2.5 million in outstanding balances, approximating $93.8 million of the $151.3 million in total outstanding balances. The Company believes control and collection of these loans is very manageable. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
     The provision for credit losses totaled $14.5 million for the first quarter of 2009 compared to $14.5 million for the fourth quarter of 2008 and $8.6 million in the first quarter of 2008. Net charge-offs for the first quarter totaled 51 basis points on an annualized basis compared to 30 basis points on an annualized basis in the first quarter of 2008 and 53 basis points on an annualized basis in the fourth quarter of 2008. The allowance for credit losses at March 31, 2009 increased to 0.97% compared to 0.94% at December 31, 2008 and 0.79% at March 31, 2008.

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31,
(Dollars in thousands, except per share data)	2009	2008
Selected Financial Condition Data (at end of period):
Total assets	$10,818,941	$9,732,466
Total loans	7,841,447	6,874,916
Total deposits	8,625,977	7,483,582
Junior subordinated debentures	249,502	249,621
Total shareholders’ equity	1,063,227	753,293

Selected Statements of Income Data:
Net interest income	$64,782	$61,742
Net revenue (1)	101,209	86,314
Income before taxes	9,774	14,910
Net income	6,358	9,705
Net income per common share — Basic	0.06	0.41
Net income per common share — Diluted	0.06	0.40

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	2.71%	2.98%
Non-interest income to average assets	1.38	1.05
Non-interest expense to average assets	2.91	2.70
Net overhead ratio (3)	1.53	1.64
Efficiency ratio (2) (4)	74.10	71.12
Return on average assets	0.24	0.42
Return on average common equity	0.71	5.25
Average total assets	$10,724,966	$9,373,539
Average total shareholders’ equity	1,061,654	743,997
Average loans to average deposits ratio	93.4%	94.9%

Common Share Data at end of period:
Market price per common share	$12.30	$34.95
Book value per common share	$32.64	$31.97
Common shares outstanding	23,910,983	23,563,958

Other Data at end of period:
Allowance for credit losses (5)	$75,834	$54,251
Non-performing loans	$175,866	$91,414
Allowance for credit losses to total loans (5)	0.97%	0.79%
Non-performing loans to total loans	2.24%	1.33%
Number of:
Bank subsidiaries	15	15
Non-bank subsidiaries	7	8
Banking offices	79	78

(1)	Net revenue is net interest income plus non-interest income.

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	The allowance for credit losses includes both the allowance for loan losses and the allowance for lending-related commitments.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)
	March 31,	December 31,	March 31,
(In thousands)	2009	2008	2008

Assets
Cash and due from banks	$122,207	$219,794	$160,890
Federal funds sold and securities purchased under resale agreements	98,454	226,110	280,408
Interest bearing deposits with banks	266,512	123,009	11,280
Available-for-sale securities, at fair value	1,413,576	784,673	1,110,854
Trading account securities	13,815	4,399	1,185
Brokerage customer receivables	15,850	17,901	22,786
Mortgage loans held-for-sale	218,707	61,116	102,324
Loans, net of unearned income	7,841,447	7,621,069	6,874,916
Less: Allowance for loan losses	74,248	69,767	53,758

Net loans	7,767,199	7,551,302	6,821,158
Premises and equipment, net	349,245	349,875	344,863
Accrued interest receivable and other assets	263,145	240,664	188,607
Trade date securities receivable	—	788,565	395,041
Goodwill	276,310	276,310	276,121
Other intangible assets	13,921	14,608	16,949

Total assets	$10,818,941	$10,658,326	$9,732,466

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$745,194	$757,844	$670,433
Interest bearing	7,880,783	7,618,906	6,813,149

Total deposits	8,625,977	8,376,750	7,483,582

Notes payable	1,000	1,000	70,300
Federal Home Loan Bank advances	435,981	435,981	434,482
Other borrowings	250,488	336,764	293,091
Subordinated notes	70,000	70,000	75,000
Junior subordinated debentures	249,502	249,515	249,621
Trade date securities payable	7,170	—	236,217
Accrued interest payable and other liabilities	115,596	121,744	136,880

Total liabilities	9,755,714	9,591,754	8,979,173

Shareholders’ equity:
Preferred stock	282,662	281,873	—
Common stock	26,766	26,611	26,416
Surplus	575,166	571,887	544,594
Treasury stock	(122,302)	(122,290)	(122,252)
Retained earnings	315,855	318,793	314,038
Accumulated other comprehensive loss	(14,920)	(10,302)	(9,503)

Total shareholders’ equity	1,063,227	1,066,572	753,293

Total liabilities and shareholders’ equity	$10,818,941	$10,658,326	$9,732,466

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,
(In thousands, except per share data)	2009	2008

Interest income
Interest and fees on loans	$106,887	$118,953
Interest bearing deposits with banks	660	120
Federal funds sold and securities purchased under resale agreements	61	634
Securities	14,327	16,081
Trading account securities	24	31
Brokerage customer receivables	120	357

Total interest income	122,079	136,176

Interest expense
Interest on deposits	45,953	61,430
Interest on Federal Home Loan Bank advances	4,453	4,556
Interest on notes payable and other borrowings	1,870	2,770
Interest on subordinated notes	580	1,087
Interest on junior subordinated debentures	4,441	4,591

Total interest expense	57,297	74,434

Net interest income	64,782	61,742
Provision for credit losses	14,473	8,555

Net interest income after provision for credit losses	50,309	53,187

Non-interest income
Wealth management	5,926	7,865
Mortgage banking	16,232	6,096
Service charges on deposit accounts	2,970	2,373
Gain on sales of premium finance receivables	322	1,141
Losses on available-for-sale securities, net	(2,038)	(1,333)
Other	13,015	8,430

Total non-interest income	36,427	24,572

Non-interest expense
Salaries and employee benefits	44,820	36,672
Equipment	3,938	3,926
Occupancy, net	6,190	5,867
Data processing	3,136	2,798
Advertising and marketing	1,095	999
Professional fees	2,883	2,068
Amortization of other intangible assets	687	788
Other	14,213	9,731

Total non-interest expense	76,962	62,849

Income before taxes	9,774	14,910
Income tax expense	3,416	5,205

Net income	$6,358	$9,705

Dividends on preferred shares	5,000	—

Net income applicable to common shares	$1,358	$9,705

Net income per common share — Basic	$0.06	$0.41

Net income per common share — Diluted	$0.06	$0.40

Cash dividends declared per common share	$0.18	$0.18

Weighted average common shares outstanding	23,855	23,518
Dilutive potential common shares	221	582

Average common shares and dilutive common shares	24,076	24,100

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components) and the efficiency ratio. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.
A reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is shown below:

	Three Months Ended
	March 31,
(Dollars in thousands)	2009	2008

(A) Interest income (GAAP)	$122,079	$136,176
Taxable-equivalent adjustment:
– Loans	158	200
– Liquidity management assets	451	511
– Other earning assets	11	13

Interest income – FTE	$122,699	$136,900
(B) Interest expense (GAAP)	57,297	74,434

Net interest income – FTE	$65,402	$62,466

(C) Net interest income (GAAP) (A minus B)	$64,782	$61,742

(D) Net interest margin (GAAP)	2.68%	2.95%
Net interest margin – FTE	2.71%	2.98%

(E) Efficiency ratio (GAAP)	74.54%	71.71%
Efficiency ratio – FTE	74.10%	71.12%

LOANS, NET OF UNEARNED INCOME

				% Growth
				From	From
	March 31,	December 31,	March 31,	December 31,	March 31,
(Dollars in thousands)	2009	2008	2008	2008 (1)	2008
Balance:
Commercial and commercial real estate	$4,933,355	$4,778,664	$4,534,383	13%	9%
Home equity	920,412	896,438	695,446	11	32
Residential real estate	280,808	262,908	233,556	28	20
Premium finance receivables	1,418,156	1,346,586	1,017,011	22	39
Indirect consumer loans (2)	154,257	175,955	230,771	(50)	(33)
Other loans	134,459	160,518	163,749	(66)	(18)

Total loans, net of unearned income	$7,841,447	$7,621,069	$6,874,916	12%	14%

Mix:
Commercial and commercial real estate	63%	63%	66%
Home equity	12	12	10
Residential real estate	4	3	3
Premium finance receivables	18	18	15
Indirect consumer loans (2)	2	2	4
Other loans	1	2	2

Total loans, net of unearned income	100%	100%	100%

(1)	Annualized

(2)	Includes autos, boats, snowmobiles and other indirect consumer loans.
DEPOSITS

				% Growth
				From	From
	March 31,	December 31,	March 31,	December 31,	March 31,
(Dollars in thousands)	2009	2008	2008	2008 (1)	2008
Balance:
Non-interest bearing	$745,194	$757,844	$670,433	(7)%	11%
NOW	1,064,663	1,040,105	1,013,603	10	5
Wealth Management deposits (2)	833,291	716,178	647,798	66	29
Money market	1,313,157	1,124,068	797,215	68	65
Savings	406,376	337,808	325,096	82	25
Time certificates of deposit	4,263,296	4,400,747	4,029,437	(13)	6

Total deposits	$8,625,977	$8,376,750	$7,483,582	12%	15%

Mix:
Non-interest bearing	9%	9%	9%
NOW	12	12	13
Wealth Management deposits (2)	10	9	9
Money market	15	13	11
Savings	5	4	4
Time certificates of deposit	49	53	54

Total deposits	100%	100%	100%

(1)	Annualized

(2)	Represents deposit balances at the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of Wayne Hummer Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the first quarter of 2009 compared to the first quarter of 2008 (linked quarters):

	For the Three Months Ended			For the Three Months Ended
	March 31, 2009			March 31, 2008
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (7)	$1,839,161	$15,499	3.42%	$1,391,400	$17,346	5.01%
Other earning assets (2) (3) (7)	22,128	155	2.85	26,403	401	6.10
Loans, net of unearned income (2) (4) (7)	7,924,849	107,045	5.48	7,012,642	119,153	6.83

Total earning assets (7)	$9,786,138	$122,699	5.08%	$8,430,445	$136,900	6.53%

Allowance for loan losses	(72,044)			(51,364)
Cash and due from banks	107,550			124,745
Other assets	903,322			869,713

Total assets	$10,724,966			$9,373,539

Interest-bearing deposits	$7,747,879	$45,953	2.41%	$6,747,980	$61,430	3.66%
Federal Home Loan Bank advances	435,982	4,453	4.14	426,911	4,556	4.29
Notes payable and other borrowings	301,894	1,870	2.51	332,019	2,770	3.36
Subordinated notes	70,000	580	3.31	75,000	1,087	5.73
Junior subordinated debentures	249,506	4,441	7.12	249,635	4,591	7.28

Total interest-bearing liabilities	$8,805,261	$57,297	2.64%	$7,831,545	$74,434	3.82%

Non-interest bearing deposits	733,911			642,917
Other liabilities	124,140			155,080
Equity	1,061,654			743,997

Total liabilities and shareholders’ equity	$10,724,966			$9,373,539

Interest rate spread (5) (7)			2.44%			2.71%
Net free funds/contribution (6)	$980,877		0.27	$598,900		0.27

Net interest income/Net interest margin (7)		$65,402	2.71%		$62,466	2.98%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended March 31, 2009 and 2008 were $620,000 and $724,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the first quarter of 2009 compared to the fourth quarter of 2008 (sequential quarters):

	For the Three Months Ended			For the Three Months Ended
	March 31, 2009			December 31, 2008
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (7)	$1,839,161	$15,499	3.42%	$1,607,707	$18,455	4.57%
Other earning assets (2) (3) (7)	22,128	155	2.85	21,630	214	3.94
Loans, net of unearned income (2) (4) (7)	7,924,849	107,045	5.48	7,455,418	107,744	5.75

Total earning assets (7)	$9,786,138	$122,699	5.08%	$9,084,755	$126,413	5.54%

Allowance for loan losses	(72,044)			(67,342)
Cash and due from banks	107,550			127,700
Other assets	903,322			915,093

Total assets	$10,724,966			$10,060,206

Interest-bearing deposits	$7,747,879	$45,953	2.41%	$7,271,505	$50,740	2.78%
Federal Home Loan Bank advances	435,982	4,453	4.14	439,432	4,570	4.14
Notes payable and other borrowings	301,894	1,870	2.51	379,914	2,387	2.50
Subordinated notes	70,000	580	3.31	73,364	770	4.11
Junior subordinated debentures	249,506	4,441	7.12	249,520	4,606	7.22

Total interest-bearing liabilities	$8,805,261	$57,297	2.64%	$8,413,735	$63,073	2.98%

Non-interest bearing deposits	733,911			705,616
Other liabilities	124,140			93,873
Equity	1,061,654			846,982

Total liabilities and shareholders’ equity	$10,724,966			$10,060,206

Interest rate spread (5) (7)			2.44%			2.56%
Net free funds/contribution (6)	$980,877		0.27	$671,020		0.22

Net interest income/Net interest margin (7)		$65,402	2.71%		$63,340	2.78%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended March 31, 2009 was $620,000 and for the three months ended December 31, 2008 was $594,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
The higher level of net interest income recorded in the first quarter of 2009 compared to the fourth quarter of 2008 was attributable to increasing credit spreads on new loan volumes and the ability to raise interest-bearing deposits at more reasonable rates and strong earning asset growth. Average earning asset growth of $701 million in the first quarter of 2009 compared to the fourth quarter of 2008 was comprised of $469 million of loan growth and $231 million of liquid management asset growth. This growth was primarily funded by a $476 million increase in the average balances of interest-bearing liabilities and an increase in the average balance of net free funds of $310 million. Management believes opportunities during 2009 for continuing to increase credit spreads in the loan portfolio and favorable repricing of maturing retail certificates of deposit should help offset the effects of any additional interest rate spread compression on variable rate retail deposits and the unprecedented competitive retail deposit pricing given the current economic conditions that have hindered net interest margin expansion.

NON-INTEREST INCOME
For the first quarter of 2009, non-interest income totaled $36.4 million, an increase of $11.9 million compared to the first quarter of 2008. The increase was primarily attributable to increases in mortgage banking revenue and trading income. Offsetting these increases were lower levels of fees from covered call options, lower wealth management revenue, lower gains on sales of premium finance receivables and higher OTTI charges.
The following table presents non-interest income by category for the periods presented:

	Three Months Ended
	March 31,		$	%
(Dollars in thousands)	2009	2008	Change	Change
Brokerage	$3,819	$5,038	(1,219)	(24)
Trust and asset management	2,107	2,827	(720)	(25)

Total wealth management	5,926	7,865	(1,939)	(25)

Mortgage banking	16,232	6,096	10,136	166
Service charges on deposit accounts	2,970	2,373	597	25
Gain on sales of premium finance receivables	322	1,141	(819)	(72)
Losses on available-for-sale securities, net	(2,038)	(1,333)	(705)	53
Other:
Fees from covered call options	1,998	6,780	(4,782)	(71)
Bank Owned Life Insurance	286	613	(327)	(53)
Trading income	8,744	33	8,711	NM
Administrative services	482	713	(231)	(32)
Miscellaneous	1,505	291	1,214	NM

Total other	13,015	8,430	4,585	54

Total non-interest income	$36,427	$24,572	11,855	48

NM = Not Meaningful
Wealth management is comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments and Wayne Hummer Asset Management Company. Wealth management totaled $5.9 million in the first quarter of 2009 and $7.9 million in the first quarter of 2008. Decreased asset valuations due to the equity market declines over the past 12 months have hindered the revenue growth from trust and asset management activities. Continued uncertainties surrounding the equity markets overall have slowed the growth of the brokerage component of wealth management revenue.
Mortgage banking includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market. For the quarter ended March 31, 2009, this revenue source totaled $16.2 million, an increase of $10.1 million when compared to the first quarter of 2008. The increase was primarily attributable to $12.5 million from gains recognized on loans sold to the secondary market offset by $2.4 million from changes in the fair market value of mortgage servicing rights, valuation fluctuations of mortgage banking derivatives, fair value accounting for certain residential mortgage loans held for sale and increased recourse obligation for loans previously sold. Future growth of mortgage banking is impacted by the interest rate environment and current residential housing conditions and will continue to be dependent upon both. Mortgages originated and sold totaled over $1.2 billion in the first quarter of 2009 compared to $263 million in the fourth quarter of 2008 and $427 million in the first quarter of 2008. The positive impact of the PMP transaction, completed at the end of 2008, contributed to mortgage banking in the first quarter of 2009.
Service charges on deposit accounts totaled $3.0 million for the first quarter of 2009, an increase of $597,000, or 25%, when compared to the same quarter of 2008. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.

Wintrust did not sell any premium finance receivables in the first quarter of 2009 but recognized $322,000 of gains in the first quarter of 2009 on clean-up calls of previous sales. Wintrust sold $115 million of premium finance receivables in the first quarter of 2008, recognizing $1.1 million of net gains. Sales of these receivables in future quarters are dependent upon an improvement in the market conditions impacting both sales of these loans and the opportunity for securitizing these loans as well as liquidity and capital management considerations.
Wintrust recognized $2.0 million of net losses on available-for-sale securities in the first quarter of 2009 compared to net losses of $1.3 million in the first quarter of 2008. In the first quarter of 2009, this amount included $2.1 million of OTTI charges on certain corporate debt investment securities compared to $1.9 million of OTTI charges in the first quarter of 2008.
Other non-interest income for the first quarter of 2009 totaled $13.0 million compared to $8.4 million in the first quarter of 2008. The largest component of the increase in other income was an increase in trading income as the Company recognized $8.1 million in trading income resulting from the increase in market value of certain securities held as trading assets. Miscellaneous income benefited comparatively in the current quarter as the first quarter of 2008 included a $0.9 million OTTI charge on certain investment partnerships. Offsetting these increases were fees from certain covered call option transactions decreasing by $4.8 million. Historically, compression in the net interest margin was effectively offset, as has consistently been the case, by the Company’s covered call strategy. Management has been able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company’s overall asset/liability management. The covered call option contracts are written against certain U.S. Treasury and agency securities held in the Company’s portfolio for liquidity and other purposes. In the first quarter of 2009, higher than acceptable security pricing limited revenue from the Company’s covered call strategy. An illustration of the past effectiveness of this strategy is shown in the Supplemental Financial Information section (see page titled “Net Interest Margin (Including Call Option Income).”).
NON-INTEREST EXPENSE
Non-interest expense for the first quarter of 2009 totaled $77.0 million and increased approximately $14.1 million, or 22%, from the first quarter 2008 total of $62.8 million.
The following table presents non-interest expense by category for the periods presented:

	Three Months Ended
	March 31,		$	%
(Dollars in thousands)	2009	2008	Change	Change
Salaries and employee benefits	$44,820	$36,672	8,148	22
Equipment	3,938	3,926	12	—
Occupancy, net	6,190	5,867	323	6
Data processing	3,136	2,798	338	12
Advertising and marketing	1,095	999	96	10
Professional fees	2,883	2,068	815	39
Amortization of other intangible assets	687	788	(101)	(13)
Other:
Commissions - 3rd party brokers	704	985	(281)	(29)
Postage	1,180	986	194	20
Stationery and supplies	768	742	26	4
FDIC insurance	3,013	1,286	1,727	134
OREO expenses, net	2,356	58	2,298	NM
Miscellaneous	6,192	5,674	518	9

Total other	14,213	9,731	4,482	46

Total non-interest expense	$76,962	$62,849	14,113	22

NM = Not Meaningful

Salaries and employee benefits comprised 58% of total non-interest expense in the first quarter of 2009 and 2008. Salaries and employee benefits expense increased $8.1 million, or 22%, in the first quarter of 2009 compared to the first quarter of 2008 primarily as a result of higher commission and incentive compensation expenses related to mortgage banking activities and the incremental costs of the PMP staff. The large increase in salaries and employee benefits is attributable to an increase in variable pay (commissions) of $4.7 million primarily as a result of the higher mortgage loan origination volumes, $2.0 million of increased base salary and employee benefits as a result of the PMP acquisition and $1.4 million from seasonal base pay and employee benefits increases.
Professional fees include legal, audit and tax fees, external loan review costs and normal regulatory exam assessments. Professional fees for the first quarter of 2009 were $2.9 million, an increase of $815,000, or 39%, compared to the same period of 2008. These increases are primarily a result of increased legal costs related to non-performing loans.
FDIC insurance totaled $3.0 million in the first quarter of 2009, an increase of $1.7 million, or 134%, compared to $1.3 million in the first quarter of 2008. The FDIC increased deposit insurance rates dramatically at the beginning of 2009 in response to the current economic conditions.
Miscellaneous expense includes expenses such as ATM expenses, net OREO expenses, correspondent bank charges, directors’ fees, telephone, travel and entertainment, corporate insurance, dues and subscriptions and lending origination costs that are not deferred. Miscellaneous expenses in the first quarter of 2009 increased $518,000, or 9%, compared to the same period in the prior year with the largest component increase related to a $252,000 increase in net lending origination costs.

ASSET QUALITY
Allowance for Credit Losses

	Three Months Ended
	March 31,
(Dollars in thousands)	2009	2008
Allowance for loan losses at beginning of period	$69,767	$50,389
Provision for credit losses	14,473	8,555

Charge-offs:
Commercial and commercial real estate loans	7,890	3,957
Home equity loans	511	—
Residential real estate loans	152	219
Premium finance receivables	1,351	883
Indirect consumer loans	361	258
Consumer and other loans	121	94

Total charge-offs	10,386	5,411

Recoveries:
Commercial and commercial real estate loans	208	40
Home equity loans	1	—
Residential real estate loans	—	—
Premium finance receivables	141	128
Indirect consumer loans	29	45
Consumer and other loans	15	12

Total recoveries	394	225

Net charge-offs	(9,992)	(5,186)

Allowance for loan losses at period end	$74,248	$53,758

Allowance for lending-related commitments at period end	$1,586	$493

Allowance for credit losses at period end	$75,834	$54,251

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial and commercial real estate loans	0.65%	0.35%
Home equity loans	0.23	—
Residential real estate loans	0.14	0.27
Premium finance receivables	0.35	0.27
Indirect consumer loans	0.81	0.36
Consumer and other loans	0.27	0.16

Total loans, net of unearned income	0.51%	0.30%

Net charge-offs as a percentage of the provision for loan losses	69.04%	60.62%

Loans at period-end	$7,841,447	$6,874,916
Allowance for loan losses as a percentage of loans at period-end	0.95%	0.78%
Allowance for credit losses as a percentage of loans at period-end	0.97%	0.79%

The allowance for credit losses is comprised of the allowance for loan losses and the allowance for lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for lending-related commitments relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The allowance for lending-related commitments (separate liability account) represents the portion of the provision for credit losses that was associated with unfunded lending-related commitments. The provision for credit losses may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit).
Non-performing Loans
The following table sets forth Wintrust’s non-performing loans at the dates indicated.

	March 31,	December 31,	March 31,
(Dollars in thousands)	2009	2008	2008
Loans past due greater than 90 days and still accruing:
Residential real estate and home equity (1)	$726	$617	$387
Commercial, consumer and other	4,958	14,750	8,557
Premium finance receivables	9,722	9,339	8,133
Indirect consumer loans	1,076	679	635

Total past due greater than 90 days and still accruing	16,482	25,385	17,712

Non-accrual loans:
Residential real estate and home equity (1)	9,209	6,528	3,655
Commercial, consumer and other	136,397	91,814	51,233
Premium finance receivables	12,694	11,454	13,542
Indirect consumer loans	1,084	913	399

Total non-accrual	159,384	110,709	68,829

Total non-performing loans:
Residential real estate and home equity (1)	9,935	7,145	4,042
Commercial, consumer and other	141,355	106,564	59,790
Premium finance receivables	22,416	20,793	21,675
Indirect consumer loans	2,160	1,592	1,034

Total non-performing loans	$175,866	$136,094	$86,541

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Residential real estate and home equity (1)	0.83%	0.62%	0.44%
Commercial, consumer and other	2.79	2.16	1.27
Premium finance receivables	1.58	1.54	2.13
Indirect consumer loans	1.40	0.90	0.45

Total non-performing loans	2.24%	1.79%	1.26%

Allowance for loan losses as a percentage of non-performing loans	42.22%	51.26%	62.12%

(1)	Residential real estate and home equity loans that are non-accrual and past due greater than 90 days and still accruing do not include non-performing mortgage loans held-for-sale. These balances totaled $0 as of March 31, 2009 and December 31, 2008, respectively, and $2.1 million as of March 31, 2008. Mortgage loans held-for sale are carried at either fair value or at the lower of cost or market applied on an aggregate basis by loan type. Charges related to adjustments to record the loans at fair value are recognized in mortgage banking revenue.
The provision for credit losses totaled $14.5 million for the first quarter of 2009, $14.5 million in the fourth quarter of 2008 and $8.6 million for the first quarter of 2008. For the quarter ended March 31, 2009, net charge-offs totaled $10.0 million compared to $9.9 million in the fourth quarter of 2008 and $5.2 million recorded in the first quarter of 2008. On a ratio basis, annualized net charge-offs as a percentage of average loans were 0.51% in the first quarter of 2009, 0.53% in the fourth quarter of 2008, and 0.30% in the first quarter of 2008.

Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors. The increase from the end of the prior quarter reflects the continued economic weaknesses in the Company’s markets and is the result of an individual review of a significant number of individual credits as well as the overall risk factors impacting certain types of credits, specifically credits with residential development collateral valuation exposure.
Non-performing Residential Real Estate and Home Equity
The non-performing residential real estate and home equity loans totaled $9.9 million as of March 31, 2009. The balance increased $5.9 million from March 31, 2008 and increased $2.8 million from December 31, 2008. The March 31, 2009 non-performing balance is comprised of $4.9 million of residential real estate (20 individual credits) and $5.0 million of home equity loans (23 individual credits). On average, this is approximately three non-performing residential real estate loans and home equity loans per chartered bank within the Company. The Company believes control and collection of these loans is very manageable. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
Non-performing Commercial, Consumer and Other
The commercial, consumer and other non-performing loan category totaled $141.4 million as of March 31, 2009 compared to $106.6 million as of December 31, 2008 and $59.7 million as of March 31, 2008.
Management is pursuing the resolution of all credits in this category. However, given the current state of the residential real estate market, resolution of certain credits could span a lengthy period of time until market conditions stabilize. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
Non-performing Loan Composition
The $151.3 million of non-performing loans as of March 31, 2009 classified as residential real estate and home equity, commercial, consumer, and other consumer consists of $52.3 million of residential real estate construction and land development related loans, $51.5 million of commercial real estate construction and land development related loans, $23.9 million of residential real estate and home equity related loans, $15.1 million of commercial real estate related loans, $6.5 million of commercial related loans and $2.0 million of consumer related loans. Sixteen of these relationships exceed $2.5 million in outstanding balances, approximating $93.8 million in total outstanding balances. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
Non-performing Premium Finance Receivables
The table below presents the level of non-performing premium finance receivables as of March 31, 2009 and 2008, and the amount of net charge-offs for the quarters then ended.

(Dollars in thousands)	March 31, 2009	March 31, 2008
Non-performing premium finance receivables	$22,416	$21,675
- as a percent of premium finance receivables outstanding	1.58%	2.13%

Net charge-offs of premium finance receivables	$1,210	$755
- annualized as a percent of average premium finance receivables	0.35%	0.27%

As noted below, fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. The Company’s underwriting standards, regardless of the condition of the economy, have remained consistent. We anticipate that net charge-offs and non-performing asset levels in the near term will continue to be at levels that are within acceptable operating ranges for this category of loans. Management is comfortable with administering the collections at this level of non-performing premium finance receivables.
The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.
Non-performing Indirect Consumer Loans
Total non-performing indirect consumer loans were $2.2 million at March 31, 2009, compared to $1.6 million at December 31, 2008 and $1.0 million at March 31, 2008. The ratio of these non-performing loans to total indirect consumer loans was 1.40% at March 31, 2009 compared to 0.90% at December 31, 2008 and 0.45% at March 31, 2008. As noted in the Allowance for Credit Losses table, net charge-offs as a percent of total indirect consumer loans were 0.81% for the quarter ended March 31, 2009 compared to 0.36% in the same period in 2008.
At the beginning of the third quarter of 2008, the Company ceased the origination of indirect automobile loans. This niche business served the Company well over the past 12 years in helping de-novo banks quickly, and profitably, grow into their physical structures. Competitive pricing pressures significantly reduced the long-term potential profitably of this niche business. Given the current economic environment and the retirement of the founder of this niche business, exiting the origination of this business was deemed to be in the best interest of the Company. The Company will continue to service its existing portfolio during the duration of the credits.
Other Real Estate Owned
The table below presents a summary of other real estate owned as of March 31, 2009 and shows the changes in the balance from December 31, 2008 for each property type:

				Residential
	Residential			Real Estate			Commercial			Total
	Real Estate			Development			Real Estate			Balance
(Dollars in thousands)	$	#	R	$	#	R	$	#	R	$	#	R

Balance at December 31, 2008	$6,907	12	12	$21,712	46	14	$3,953	7	4	$32,572	65	30
Transfers at fair value	2,800	1	1	17,583	8	4	1,137	1	1	21,520	10	6
Fair value adjustments	(19)	—	—	207	—	—	(276)	—	—	(88)	—	—
Resolved	(1,407)	(6)	(6)	(11,080)	(9)	(5)	—	—	—	(12,487)	(15)	(11)

Balance at March 31, 2009	$8,281	7	7	28,422	45	13	4,814	8	5	41,517	60	25

Balance at March 31, 2008										$4,873

$	— balance

#	— number of properties

R	— number of relationships

WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market® (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Bloomingdale, Buffalo Grove, Cary, Chicago, Clarendon Hills, Darien, Deerfield, Downers Grove, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Island Lake, Lake Bluff, Lake Villa, Lindenhurst, McHenry, Mokena, Mundelein, North Chicago, Northfield, Palatine, Prospect Heights, Ravinia, Riverside, Roselle, Sauganash, Skokie, Spring Grove, Vernon Hills, Wauconda, Western Springs, Willowbrook and Winnetka, and in Delafield, Elm Grove, Madison and Wales, Wisconsin.
Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Wintrust Mortgage Corporation (formerly known as WestAmerica Mortgage Company) engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” Forward-looking statements and information are not historical facts, are premised on many factors, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed in Item 1A on page 20 of the Company’s 2008 Form 10-K. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s projected growth, anticipated improvements in earnings, earnings per share and other financial performance measures, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial results of condition from expected developments or events, the Company’s business and growth strategies, including anticipated internal growth, plans to form additional de novo banks and to open new branch offices, and to pursue additional potential development or acquisitions of banks, wealth management entities or specialty finance businesses. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•	Competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services).

•	Changes in the interest rate environment, which may influence, among other things, the growth of loans and deposits, the quality of the Company’s loan portfolio, the pricing of loans and deposits and net interest income.

•	The extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses.

•	Distressed global credit and capital markets.

•	The ability of the Company to obtain liquidity and income from the sale of premium finance receivables in the future and the unique collection and delinquency risks associated with such loans.

•	Legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies.

•	Failure to identify and complete acquisitions in the future or unexpected difficulties or unanticipated developments related to the integration of acquired entities with the Company.

•	Significant litigation involving the Company.

•	Changes in general economic conditions in the markets in which the Company operates.

•	The ability of the Company to receive dividends from its subsidiaries.

•	Unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings. De novo banks typically require over 13 months of operations before becoming profitable, due to the impact of organizational and overhead expenses, the startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets.

•	The loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank.

•	The ability of the Company to attract and retain senior management experienced in the banking and financial services industries.

•	The risk that the terms of the U.S. Treasury Department’s Capital Purchase Program could change.

•	The effect of continued margin pressure on the Company’s financial results.

•	Additional deterioration in asset quality.

•	Additional charges related to asset impairments.

•	The other risk factors set forth in the Company’s filings with the Securities and Exchange Commission.
Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by or on behalf of Wintrust. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.
CONFERENCE CALL, WEB CAST AND REPLAY
The Company will hold a conference call at 1:00 p.m. (CDT) Wednesday, April 29, 2009 regarding first quarter 2009 results. Individuals interested in listening should call (877) 365-7575 and enter Conference ID #95822026. A simultaneous audio-only web cast and replay of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Investor News and Events, Presentations &  Conference Calls. The text of the first quarter 2009 earnings press release will be available on the Company’s web site at (http://www.wintrust.com), Investor News and Events, Press Releases.
#       #       #

WINTRUST FINANCIAL CORPORATION
Supplemental Financial Information
5 Quarter Trends

WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION
Selected Financial Highlights – 5 Quarter Trends

(Dollars in thousands, except per share data)	Three Months Ended
Selected Financial Condition Data	March 31,	December 31,	September 30,	June 30,	March 31,
(at end of period):	2009	2008	2008	2008	2008
Total assets	$10,818,941	$10,658,326	$9,864,920	$9,923,077	$9,732,466
Total loans	7,841,447	7,621,069	7,322,545	7,153,603	6,874,916
Total deposits	8,625,977	8,376,750	7,829,527	7,761,367	7,483,582
Junior subordinated debentures	249,502	249,515	249,537	249,579	249,621
Total shareholders’ equity	1,063,227	1,066,572	809,331	749,025	753,293

Selected Statements of Income Data:
Net interest income	$64,782	$62,745	$60,680	$59,400	$61,742
Net revenue (1)	101,209	82,117	82,810	93,004	86,314
Income (loss) before taxes	9,774	2,727	(4,518)	17,522	14,910
Net income (loss)	6,358	1,955	(2,448)	11,276	9,705
Net income (loss) per common share – Basic	0.06	0.02	(0.13)	0.48	0.41
Net income (loss) per common share – Diluted	0.06	0.02	(0.13)	0.47	0.40

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	2.71%	2.78%	2.74%	2.77%	2.98%
Non-interest income to average assets	1.38	0.77	0.89	1.40	1.05
Non-interest expense to average assets	2.91	2.57	2.54	2.71	2.70
Net overhead ratio (3)	1.53	1.80	1.65	1.31	1.64
Efficiency ratio (2) (4)	74.10	75.22	76.64	69.54	71.12
Return on average assets	0.24	0.08	(0.10)	0.47	0.42
Return on average equity	0.71	0.22	(1.59)	5.97	5.25

Average total assets	$10,724,966	$10,060,206	$9,881,554	$9,682,454	$9,373,539
Average total shareholders’ equity	1,061,654	846,982	765,892	760,253	743,997
Average loans to average deposits ratio	93.4%	93.5%	94.1%	94.6%	94.9%

Common Share Data at end of period:
Market price per common share	$12.30	$20.57	$29.35	$23.85	$34.95
Book value per common share	$32.64	$33.03	$32.07	$31.70	$31.97
Common shares outstanding	23,910,983	23,756,674	23,693,799	23,625,841	23,563,958

Other Data at end of period:
Allowance for credit losses (5)	$75,834	$71,352	$66,820	$58,126	$54,251
Non-performing loans	$175,866	$136,094	$113,041	$86,806	$86,541
Allowance for credit losses to total loans (5)	0.97%	0.94%	0.91%	0.81%	0.79%
Non-performing loans to total loans	2.24%	1.79%	1.54%	1.21%	1.26%
Number of:
Bank subsidiaries	15	15	15	15	15
Non-bank subsidiaries	7	7	8	8	8
Banking offices	79	79	79	79	78

(1)	Net revenue includes net interest income and non-interest income.

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	The allowance for credit losses includes both the allowance for loan losses and the allowance for lending-related commitments.

WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Condition – 5 Quarter Trends

	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2009	2008	2008	2008	2008

Assets
Cash and due from banks	$122,207	$219,794	$158,201	$166,857	$160,890
Federal funds sold and securities purchased under resale agreements	98,454	226,110	35,181	73,311	280,408
Interest-bearing deposits with banks	266,512	123,009	4,686	6,438	11,280
Available-for-sale securities, at fair value	1,413,576	784,673	1,469,500	1,590,648	1,110,854
Trading account securities	13,815	4,399	2,243	1,877	1,185
Brokerage customer receivables	15,850	17,901	19,436	19,661	22,786
Mortgage loans held-for-sale	218,707	61,116	68,398	118,379	102,324
Loans, net of unearned income	7,841,447	7,621,069	7,322,545	7,153,603	6,874,916
Less: Allowance for loan losses	74,248	69,767	66,327	57,633	53,758

Net loans	7,767,199	7,551,302	7,256,218	7,095,970	6,821,158
Premises and equipment, net	349,245	349,875	349,388	348,881	344,863
Accrued interest receivable and other assets	263,145	240,664	209,970	208,574	188,607
Trade date securities receivable	—	788,565	—	—	395,041
Goodwill	276,310	276,310	276,310	276,311	276,121
Other intangible assets	13,921	14,608	15,389	16,170	16,949

Total assets	$10,818,941	$10,658,326	$9,864,920	$9,923,077	$9,732,466

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$745,194	$757,844	$717,587	$688,512	$670,433
Interest bearing	7,880,783	7,618,906	7,111,940	7,072,855	6,813,149

Total deposits	8,625,977	8,376,750	7,829,527	7,761,367	7,483,582

Notes payable	1,000	1,000	42,025	41,975	70,300
Federal Home Loan Bank advances	435,981	435,981	438,983	438,983	434,482
Other borrowings	250,488	336,764	296,391	383,009	293,091
Subordinated notes	70,000	70,000	75,000	75,000	75,000
Junior subordinated debentures	249,502	249,515	249,537	249,579	249,621
Trade date securities payable	7,170	—	2,000	97,898	236,217
Accrued interest payable and other liabilities	115,596	121,744	122,126	126,241	136,880

Total liabilities	9,755,714	9,591,754	9,055,589	9,174,052	8,979,173

Shareholders’ equity:
Preferred stock	282,662	281,873	49,379	—	—
Common stock	26,766	26,611	26,548	26,478	26,416
Surplus	575,166	571,887	551,453	547,792	544,594
Treasury stock	(122,302)	(122,290)	(122,290)	(122,258)	(122,252)
Retained earnings	315,855	318,793	318,066	325,314	314,038
Accumulated other comprehensive loss	(14,920)	(10,302)	(13,825)	(28,301)	(9,503)

Total shareholders’ equity	1,063,227	1,066,572	809,331	749,025	753,293

Total liabilities and shareholders’ equity	$10,818,941	$10,658,326	$9,864,920	$9,923,077	$9,732,466

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Income (Unaudited) — 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands, except per share data)	2009	2008	2008	2008	2008

Interest income
Interest and fees on loans	$106,887	$107,598	$108,495	$108,803	$118,953
Interest bearing deposits with banks	660	125	27	68	120
Federal funds sold and securities purchased under resale agreements	61	30	197	472	634
Securities	14,327	17,868	17,599	16,553	16,081
Trading account securities	24	33	23	15	31
Brokerage customer receivables	120	164	228	249	357

Total interest income	122,079	125,818	126,569	126,160	136,176

Interest expense
Interest on deposits	45,953	50,740	53,405	53,862	61,430
Interest on Federal Home Loan Bank advances	4,453	4,570	4,583	4,557	4,556
Interest on notes payable and other borrowings	1,870	2,387	2,661	2,900	2,770
Interest on subordinated notes	580	770	786	843	1,087
Interest on junior subordinated debentures	4,441	4,606	4,454	4,598	4,591

Total interest expense	57,297	63,073	65,889	66,760	74,434

Net interest income	64,782	62,745	60,680	59,400	61,742
Provision for credit losses	14,473	14,456	24,129	10,301	8,555

Net interest income after provision for credit losses	50,309	48,289	36,551	49,099	53,187

Non-interest income
Wealth management	5,926	6,705	7,044	7,771	7,865
Mortgage banking	16,232	3,138	4,488	7,536	6,096
Service charges on deposit accounts	2,970	2,684	2,674	2,565	2,373
Gain on sale of premium finance receivables	322	361	456	566	1,141
(Losses) gains on available-for-sale securities, net	(2,038)	(3,618)	920	(140)	(1,333)
Other	13,015	10,102	6,548	15,306	8,430

Total non-interest income	36,427	19,372	22,130	33,604	24,572

Non-interest expense
Salaries and employee benefits	44,820	35,616	35,823	36,976	36,672
Equipment	3,938	4,190	4,050	4,048	3,926
Occupancy, net	6,190	5,947	5,666	5,438	5,867
Data processing	3,136	3,007	2,850	2,918	2,798
Advertising and marketing	1,095	1,642	1,343	1,368	999
Professional fees	2,883	2,334	2,195	2,227	2,068
Amortization of other intangible assets	687	781	781	779	788
Other	14,213	11,417	10,491	11,427	9,731

Total non-interest expense	76,962	64,934	63,199	65,181	62,849

Income (loss) before income taxes	9,774	2,727	(4,518)	17,522	14,910
Income tax expense (benefit)	3,416	772	(2,070)	6,246	5,205

Net income (loss)	$6,358	$1,955	$(2,448)	$11,276	$9,705

Dividends on preferred shares	5,000	1,532	544	—	—

Net income (loss) applicable to common shares	$1,358	$423	$(2,992)	$11,276	$9,705

Net income (loss) per common share — Basic	$0.06	$0.02	$(0.13)	$0.48	$0.41

Net income (loss) per common share — Diluted	$0.06	$0.02	$(0.13)	$0.47	$0.40

Cash dividends declared per common share	$0.18	$—	$0.18	$—	$0.18

Weighted average common shares outstanding	23,855	23,726	23,644	23,608	23,518
Dilutive potential common shares	221	447	—	531	582

Average common shares and dilutive common shares	24,076	24,173	23,644	24,139	24,100

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Period End Loan Balances — 5 Quarter Trends

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2009	2008	2008	2008	2008
Balance:
Commercial and commercial real estate	$4,933,355	$4,778,664	$4,673,682	$4,610,550	$4,534,383
Home equity	920,412	896,438	837,127	770,748	695,446
Residential real estate	280,808	262,908	247,203	243,400	233,556
Premium finance receivables	1,418,156	1,346,586	1,205,376	1,145,986	1,017,011
Indirect consumer loans (1)	154,257	175,955	199,845	221,511	230,771
Other loans	134,459	160,518	159,312	161,408	163,749

Total loans, net of unearned income	$7,841,447	$7,621,069	$7,322,545	$7,153,603	$6,874,916

Mix:
Commercial and commercial real estate	63%	63%	64%	65%	66%
Home equity	12	12	11	11	10
Residential real estate	4	3	4	3	3
Premium finance receivables	18	18	17	16	15
Indirect consumer loans (1)	2	2	3	3	4
Other loans	1	2	1	2	2

Total loans, net of unearned income	100%	100%	100%	100%	100%

(1)	Includes autos, boats, snowmobiles and other indirect consumer loans.
WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Period End Deposit Balances — 5 Quarter Trends

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2009	2008	2008	2008	2008
Balance:
Non-interest bearing	$745,194	$757,844	$717,587	$688,512	$670,433
NOW	1,064,663	1,040,105	1,012,393	1,064,792	1,013,603
Wealth management deposits (1)	833,291	716,178	583,715	599,451	647,798
Money market	1,313,157	1,124,068	997,638	900,482	797,215
Savings	406,376	337,808	317,108	326,869	325,096
Time certificates of deposit	4,263,296	4,400,747	4,201,086	4,181,261	4,029,437

Total deposits	$8,625,977	$8,376,750	$7,829,527	$7,761,367	$7,483,582

Mix:
Non-interest bearing	9%	9%	9%	9%	9%
NOW	12	12	13	14	13
Wealth management deposits (1)	10	9	7	8	9
Money market	15	13	13	11	11
Savings	5	4	4	4	4
Time certificates of deposit	49	53	54	54	54

Total deposits	100%	100%	100%	100%	100%

(1)	Represents deposit balances at the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, the trust and asset management customers of Wayne Hummer Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Quarterly Average Balances — 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2009	2008	2008	2008	2008

Liquidity management assets	$1,839,161	$1,607,707	$1,544,465	$1,543,795	$1,391,400
Other earning assets	22,128	21,630	21,687	22,519	26,403
Loans, net of unearned income	7,924,849	7,455,418	7,343,845	7,158,317	7,012,642

Total earning assets	$9,786,138	$9,084,755	$8,909,997	$8,724,631	$8,430,445

Allowance for loan losses	(72,044)	(67,342)	(57,751)	(53,798)	(51,364)
Cash and due from banks	107,550	127,700	133,527	125,806	124,745
Other assets	903,322	915,093	895,781	885,815	869,713

Total assets	$10,724,966	$10,060,206	$9,881,554	$9,682,454	$9,373,539

Interest-bearing deposits	$7,747,879	$7,271,505	$7,127,065	$6,906,437	$6,747,980
Federal Home Loan Bank advances	435,982	439,432	438,983	437,642	426,911
Notes payable and other borrowings	301,894	379,914	398,911	439,130	332,019
Subordinated notes	70,000	73,364	75,000	75,000	75,000
Junior subordinated debentures	249,506	249,520	249,552	249,594	249,635

Total interest-bearing liabilities	$8,805,261	$8,413,735	$8,289,511	$8,107,803	$7,831,545

Non-interest bearing deposits	733,911	705,616	678,651	663,526	642,917
Other liabilities	124,140	93,873	147,500	150,872	155,080
Equity	1,061,654	846,982	765,892	760,253	743,997

Total liabilities and shareholders’ equity	$10,724,966	$10,060,206	$9,881,554	$9,682,454	$9,373,539

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin — 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2009	2008	2008	2008	2008

Yield earned on:
Liquidity management assets	3.42%	4.57%	4.70%	4.56%	5.01%
Other earning assets	2.85	3.94	4.81	4.83	6.10
Loans, net of unearned income	5.48	5.75	5.89	6.12	6.83

Total earning assets	5.08%	5.54%	5.68%	5.84%	6.53%

Rate paid on:
Interest-bearing deposits	2.41%	2.78%	2.98%	3.14%	3.66%
Federal Home Loan Bank advances	4.14	4.14	4.15	4.19	4.29
Notes payable and other borrowings	2.51	2.50	2.65	2.66	3.36
Subordinated notes	3.31	4.11	4.10	4.45	5.73
Junior subordinated debentures	7.12	7.22	6.98	7.29	7.28

Total interest-bearing liabilities	2.64%	2.98%	3.16%	3.31%	3.82%

Rate Spread	2.44%	2.56%	2.52%	2.53%	2.71%
Net Free Funds Contribution	0.27	0.22	0.22	0.24	0.27

Net Interest Margin	2.71%	2.78%	2.74%	2.77%	2.98%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income) — 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2009	2008	2008	2008	2008

Net Interest Income	$65,402	$63,340	$61,257	$59,992	$62,466
Call Option Income	1,998	7,438	2,723	12,083	6,780

Net Interest Income Including Call Option Income	$67,400	$70,778	$63,980	$72,075	$69,246

Yield on Earning Assets	5.08%	5.54%	5.68%	5.84%	6.53%
Rate on Interest-bearing Liabilities	2.64	2.98	3.16	3.31	3.82

Rate Spread	2.44%	2.56%	2.52%	2.53%	2.71%
Net Free Funds Contribution	0.27	0.22	0.22	0.24	0.27

Net Interest Margin	2.71%	2.78%	2.74%	2.77%	2.98%

Call Option Income	0.08	0.33	0.12	0.56	0.31

Net Interest Margin including Call Option Income	2.79%	3.11%	2.86%	3.33%	3.29%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income) — YTD Trends

	Years Ended
	December 31,
	2008	2007	2006	2005	2004

Net Interest Income	$247,054	$264,777	$250,507	$218,086	$158,609
Call Option Income	29,024	2,628	3,157	11,434	11,121

Net Interest Income Including Call Option Income	$276,078	$267,405	$253,664	$229,520	$169,730

Yield on Earning Assets	5.88%	7.21%	6.91%	5.92%	5.24%
Rate on Interest-bearing Liabilities	3.31	4.39	4.11	3.00	2.28

Rate Spread	2.57%	2.82%	2.80%	2.92%	2.96%
Net Free Funds Contribution	0.24	0.29	0.30	0.24	0.21

Net Interest Margin	2.81%	3.11%	3.10%	3.16%	3.17%

Call Option Income	0.33	0.03	0.04	0.17	0.16

Net Interest Margin including Call Option Income	3.14%	3.14%	3.14%	3.33%	3.33%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Income — 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2009	2008	2008	2008	2008
Brokerage	$3,819	$4,310	$4,354	$4,948	$5,038
Trust and asset management	2,107	2,395	2,690	2,823	2,827

Total wealth management	5,926	6,705	7,044	7,771	7,865

Mortgage banking	16,232	3,138	4,488	7,536	6,096
Service charges on deposit accounts	2,970	2,684	2,674	2,565	2,373
Gain on sale of premium finance receivables	322	361	456	566	1,141
(Losses) gains on available-for-sale securities, net	(2,038)	(3,618)	920	(140)	(1,333)
Other:
Fees from covered call options	1,998	7,438	2,723	12,083	6,780
Bank Owned Life Insurance	286	(319)	478	851	613
Trading income	8,744	(105)	286	77	33
Administrative services	482	670	803	755	713
Miscellaneous	1,505	2,418	2,258	1,540	291

Total other income	13,015	10,102	6,548	15,306	8,430

Total non-interest income	$36,427	19,372	22,130	33,604	24,572

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Expense — 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2009	2008	2008	2008	2008
Salaries and employee benefits	$44,820	$35,616	$35,823	$36,976	$36,672
Equipment	3,938	4,190	4,050	4,048	3,926
Occupancy, net	6,190	5,947	5,666	5,438	5,867
Data processing	3,136	3,007	2,850	2,918	2,798
Advertising and marketing	1,095	1,642	1,343	1,368	999
Professional fees	2,883	2,334	2,195	2,227	2,068
Amortization of other intangibles	687	781	781	779	788
Other:
Commissions — 3rd party brokers	704	802	985	997	985
Postage	1,180	1,012	1,067	1,055	986
Stationery and supplies	768	757	750	756	742
FDIC Insurance	3,013	1,681	1,344	1,289	1,286
OREO expenses, net	2,356	641	487	837	58
Miscellaneous	6,192	6,524	5,858	6,493	5,674

Total other expense	14,213	11,417	10,491	11,427	9,731

Total non-interest expense	$76,962	64,934	63,199	65,181	62,849

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Allowance for Credit Losses — 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2009	2008	2008	2008	2008
Balance at beginning of period	$69,767	$66,327	$57,633	$53,758	$50,389
Provision for credit losses	14,473	14,456	24,129	10,301	8,555
Reclassification to allowance for lending-related commitments	—	(1,093)	—	—	—

Charge-offs:
Commercial and commercial real estate loans	7,890	7,539	13,543	5,430	3,957
Home equity loans	511	231	28	25	—
Residential real estate loans	152	627	786	—	219
Premium finance receivables	1,351	1,275	1,002	913	883
Indirect consumer loans	361	501	292	271	258
Consumer and other loans	121	157	165	202	94

Total charge-offs	10,386	10,330	15,816	6,841	5,411

Recoveries:
Commercial and commercial real estate loans	208	211	216	29	40
Home equity loans	1	1	—	—	—
Residential real estate loans	—	—	—	—	—
Premium finance receivables	141	144	118	273	128
Indirect consumer loans	29	38	29	61	45
Consumer and other loans	15	13	18	52	12

Total recoveries	394	407	381	415	225

Net charge-offs	(9,992)	(9,923)	(15,435)	(6,426)	(5,186)

Allowance for loan losses at end of period	$74,248	$69,767	$66,327	$57,633	$53,758

Allowance for lending-related commitments at end of period	$1,586	$1,586	$493	$493	$493

Allowance for credit losses at end of period	$75,834	$71,353	$66,820	$58,126	$54,251

Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial and commercial real estate loans	0.65%	0.62%	1.15%	0.48%	0.35%
Home equity loans	0.23	0.11	0.01	0.01	—
Residential real estate loans	0.14	0.79	0.92	—	0.27
Premium finance receivables	0.35	0.37	0.29	0.23	0.27
Indirect consumer loans	0.81	0.98	0.49	0.38	0.36
Consumer and other loans	0.27	0.35	0.36	0.37	0.20

Total loans, net of unearned income	0.51%	0.53%	0.84%	0.36%	0.30%

Net charge-offs as a percentage of the provision for loan losses	69.04%	68.64%	63.97%	62.38%	60.62%

Loans at period-end	$7,841,447	$7,621,068	$7,322,545	$7,153,603	$6,874,916
Allowance for loan losses as a percentage of loans at period-end	0.95%	0.92%	0.91%	0.81%	0.78%
Allowance for credit losses as a percentage of loans at period-end	0.97%	0.94%	0.91%	0.81%	0.79%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Performing Loans — 5 Quarter Trends

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2009	2008	2008	2008	2008
Loans past due greater than 90 days and still accruing:
Residential real estate and home equity (1)	$726	$617	$1,084	$200	$387
Commercial, consumer and other	4,958	14,750	6,100	2,259	8,557
Premium finance receivables	9,722	9,339	5,903	5,180	8,133
Indirect consumer loans	1,076	679	877	471	635

Total past due greater than 90 days and still accruing	16,482	25,385	13,964	8,110	17,712

Non-accrual loans:
Residential real estate and home equity (1)	9,209	6,528	6,214	3,384	3,655
Commercial, consumer and other	136,397	91,814	81,997	61,918	51,233
Premium finance receivables	12,694	11,454	10,239	13,005	13,542
Indirect consumer loans	1,084	913	627	389	399

Total non-accrual	159,384	110,709	99,077	78,696	68,829

Total non-performing loans:
Residential real estate and home equity (1)	9,935	7,145	7,298	3,584	4,042
Commercial, consumer and other	141,355	106,564	88,097	64,177	59,790
Premium finance receivables	22,416	20,793	16,142	18,185	21,675
Indirect consumer loans	2,160	1,592	1,504	860	1,034

Total non-performing loans	$175,866	$136,094	$113,041	$86,806	$86,541

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Residential real estate and home equity (1)	0.83%	0.62%	0.67%	0.35%	0.44%
Commercial, consumer and other	2.79	2.16	1.82	1.34	1.27
Premium finance receivables	1.58	1.54	1.34	1.59	2.13
Indirect consumer loans	1.40	0.90	0.75	0.39	0.45

Total non-performing loans	2.24%	1.79%	1.54%	1.21%	1.26%

Allowance for loan losses as a percentage of non-performing loans	42.22%	51.26%	58.67%	66.39%	62.12%

(1)	Residential real estate and home equity loans that are non-accrual and past due greater than 90 days and still accruing do not include non-performing mortgage loans held-for-sale. These balances totaled $0 as of March 31, 2009, December 31, 2008 and September 30, 2008, respectively, $0.2 million as of June 30, 2008, and $2.1 million as of March 31, 2008. Mortgage loans held-for sale are carried at either fair value or at the lower of cost or market applied on an aggregate basis by loan type. Charges related to adjustments to record the loans at fair value are recognized in mortgage banking revenue.